EXHIBIT 16.1

Deloitte & Touche LLP
Suite 1200
2901 N. Central Avenue
Phoenix, AZ 85012-2799
USA

Tel: +1 602 234 5100
Fax: +1 602 234 5186
www.deloitte.com

September 8, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Schuff International, Inc.’s Form 8-K dated September 8, 2004, and have the following comments:

     1. We agree with the statements made in the first sentence of the first paragraph and in the second, third, fourth and fifth paragraphs.

     2. We have no basis on which to agree or disagree with the statements made in the second and third sentences of the first paragraph.

Yours truly,